Exhibit 99.1

            National Dentex Corporation Announces Sales and Earnings
                          for the Second Quarter 2007

     WAYLAND, Mass.--(BUSINESS WIRE)--Aug. 3, 2007--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced sales and earnings for the six months and second quarter ended June 30, 2007. Sales for the quarter totaled $44,434,000 compared with $38,116,000 a year earlier, an increase of 16.6%. Net income for the quarter was $2,417,000 or $.43 per share on a diluted basis compared to $2,320,000 or $.40 per share on a diluted basis in 2006.

     For the six months ended June 30, 2007, sales were $87,777,000 compared to $74,905,000 for the same period in 2006, an increase of 17.2%. Net income for the six months of 2007 increased to $4,661,000 or $.82 per share on a diluted basis from $4,469,000 or $.78 per share on a diluted basis in the year-ago period.

     David Brown, President and CEO stated: "We believe that the productivity initiatives we began implementing during the first quarter of 2007 are beginning to contribute positively to our operating results. During the quarter net income increased $97,000 or 4.2%. Significantly, however, operating income increased $530,000 or 12.2% over the same quarter in 2006. This brings the increase in net income and operating income for the six months 2007 versus 2006 to $192,000 or 4.3% and $1,089,000 or 13.1%, respectively. We believe these trends will continue as we persist in our efforts to better manage our labor requirements as we implement and leverage new technology. Sales in the first half of 2007, while up 17.2% were driven by our acquisitions from 2006. Internal sales, or sales at laboratories owned over one year, declined 1.3%. We continue to aggressively pursue acquisitions and remain focused on capitalizing on our Company's strengths. To do this we intend to continue to differentiate our laboratories through their local presence and their commitment to unsurpassed service, high quality products and prompt delivery."

     About National Dentex

     National Dentex Corporation serves an active customer base of over 24,000 dentists through 48 dental laboratories located in 31 states and one Canadian province. National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns, and fixed bridges, and other dental specialties.

     Safe Harbor Statement

     This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding our future sales revenues, net income, operating income, operating results, acquisition activity, marketplace competitiveness, opportunities, and expected courses of action, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating results and acquisition activity include the timing, duration and effects of adverse changes in overall economic conditions and other developments that directly or indirectly affect consumer decisions as to whether and when to have dental procedures performed; National Dentex's ability to acquire new laboratories on terms and conditions acceptable to it and its capacity to integrate and successfully operate previously acquired laboratories; governmental regulation of health care; trends in the dental industry towards managed care; increases in labor, benefits and material costs; product development risks; technological innovations; competition from other dental laboratories, including increased competition from dental laboratories located in foreign countries with lower labor and benefit costs, such as China; National Dentex's ability to attract, retain and motivate qualified personnel particularly at a time of corporate realignment; changes in the cost or availability of raw materials, particularly precious metals like gold, platinum and palladium; any impairment in the carrying value of goodwill or other acquired intangibles; compliance with evolving federal securities, accounting, and marketplace rules and regulations applicable to publicly-traded companies on the NASDAQ Global Market; and other risks indicated from time to time in National Dentex's filings with the Securities and Exchange Commission, particularly under Item 1A, "Risk Factors" of National Dentex's most recently filed Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q.


                     National Dentex Corporation
                           Earnings Results
                             (Unaudited)
                (In Thousands, except per share data)

                                       Quarter Ended  Six Months Ended
                                         June 30,         June 30,
                                      --------------- ----------------
                                        2006    2007     2006    2007
                                      ------- ------- -------- -------

Net Sales                             $38,116 $44,434  $74,905 $87,777
Cost of Goods Sold                     21,825  24,873   42,686  49,156
                                      ------- ------- -------- -------
   Gross Profit                        16,291  19,561   32,219  38,621

Operating Expenses                     11,946  14,686   23,913  29,226
                                      ------- ------- -------- -------
   Operating Income                     4,345   4,875    8,306   9,395

Other Expense                             227     223      438     398
Interest (Income) Expense                 281     754      570   1,481
                                      ------- ------- -------- -------
   Income Before Tax                    3,837   3,898    7,298   7,516

Income Taxes                            1,517   1,481    2,829   2,855
                                      ------- ------- -------- -------
   Net Income                         $ 2,320 $ 2,417  $ 4,469 $ 4,661
                                      ======= ======= ======== =======


Weighted Average
Shares Outstanding:
      - Basic                           5,493   5,536    5,462   5,523
      - Diluted                         5,774   5,666    5,750   5,654

Net Income per Share:
      - Basic                         $  0.42 $  0.44  $  0.82 $  0.84
      - Diluted                       $  0.40 $  0.43  $  0.78 $  0.82


                     National Dentex Corporation
                     Selected Balance Sheet Data
                             (Unaudited)
                            (In thousands)

                                                 December 31, June 30,
                                                     2006       2007
                                                 ------------ --------

Cash and Equivalents                                 $    648 $    570
Accounts Receivable - net                              17,938   18,613

Current Assets                                         29,052   30,834
Current Liabilities                                    22,820   22,904
                                                 ------------ --------
     Working Capital                                    6,232    7,930

Total Assets                                          148,490  150,496

Long Term Obligations                                  42,876   39,418
Stockholders' Equity                                 $ 82,794 $ 88,174


     CONTACT: National Dentex Corporation
              Richard F. Becker, 508-358-4422
              Executive Vice President, Treasurer